Ting Internet update - Burlington Telecom
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For the latest quarterly financial results and conference call webcast link, v
http://www.tucows.com/investors/financials

You may have heard today that Tucows, via the Ting Internet business, is among four entities bidding to acquire Burlington Telecom, a publicly owned fiber Internet and television provider in Burlington, Vermont.
Here is our public Letter of Intent and our proposal deck.
We imagine you will have questions so we will first attempt to provide all the answers we can here.

What is the history of this potential deal?

The City of Burlington founded Burlington Telecom (BT) and launched a municipal fiber build out in 2002 and began serving customers in 2006.
The subsequent history that led to an agreement to sell BT is best told here.
Meanwhile, a turnaround team has been managing BT since 2010 and now the business is cash flow positive and growing.
Ting saw Burlington as a perfect addition to our growing fiber footprint, with existing fiber assets and a strong customer base, we expressed our interest in bidding and we have been back and forth with the City for nearly a year refining our bid, conducting due diligence, and establishing our credentials with the City.

What would the business look like for Ting?

With Burlington Telecom, we would be acquiring a fiber

network that already passes about 85% of all possible serviceable addresses and a customer base that represents more than 40% adoption. That is currently about 16,000 serviceable address and more than 6,600 active customers.

These include some Internet-only customers buying symmetrical Gigabit speed at prices similar to what Ting offers in our other towns. There are also some lower speeds and bundles that include cable television and home phone.

So, if Tucows is the prevailing bidder, this acquisition would bring significant immediate revenue and earnings, opportunities to learn from integrating and operating a business at scale, and of course, opportunities to bring efficiencies and improvements to the Burlington business and our other towns.

What is the price?

We are offering $27.5 million in cash and another $1.3 million in incentives and other consideration. The acquisition would be funded through cash on hand and Tucows' existing credit facility.

Is this a growth opportunity?

We expect to add roughly 15% to the serviceable addresses in Burlington by increasing the premises passed by the network. We hope to improve penetration even beyond 50% by bringing Ting-like (more digital, more modern) usability to the customer experience and stability and certainty to the whole situation. However, both of those opportunities to increase subscribers are modest relative to the existing business, which is fairly mature. Learning to operate a fiber business at scale is an invaluable opportunity.

What are the implications for Ting if you are

successful?

This is very much in line with the strategy we have been pursuing for over two years to build, acquire and lease capacity to offer data-rich services over fiber networks. We have been acquiring and developing knowledge, skills, processes and systems that are intended to service numerous towns and more and more customers. The acquisition of BT would leverage what we have already built and accelerate the learning, and therefore scaling, of our operation.

Would there be additional capital expenditures?

Again, we would be expanding the network over time. But this would likely be a much smaller investment than the wholesale builds we are currently doing in towns like Holly Springs or Centennial.

Why is Burlington right for Ting?

Burlington was one of the trailblazers in building municipal fiber networks, and their population is one of the most aware and appreciative in the country of the importance of fiber infrastructure to shaping local quality of life, education, healthcare, and economic development.

They understand the benefits of fiber and they value faster, more reliable Internet. They are willing to pay for it, they are comfortable looking beyond incumbents, and throughout this bid process and in all the public forums, they put tremendous emphasis on customer experience, corporate values and accountability. We are confident that we will be well received and we are deploying a comprehensive local campaign to introduce ourselves to the citizens of Burlington, begin a dialog, and make the case for Ting as the ideal partner for the City.

We are also impressed with the operation and infrastructure that we would be acquiring. In other words,

they spent their money well.

Will this acquisition impact new builds in other cities?

None of the currently announced plans will be impacted. We will continue as planned with our builds and expansions in Charlottesville, Holly Springs, Centennial and Sandpoint and we will continue to grow customers in Westminster as the city expands the network there.

What is Ting's probability of winning the bid?

We think it is better than 25%. Spokespeople for the city have suggested that, while two of the bidders represent important local views and are successfully highlighting the need to keep Burlington Telecom accountable to the community and committed to maintaining jobs, they do not have strong plans or credentials for operating an Internet service provider. It seems the city is leaning toward the other two "mature, financially stable companies," of which Ting is one.

What are the next steps?

October 2 – Bidders will officially be reduced to two. If we are among them, there will be further financial and legal diligence, and meetings between the City and the final bidders. There will also be a public comment period.
October 16 - Final selection will be made, which will start the official negotiation process between the City and the prevailing bidder. There will also be governmental approvals required, given the nature of the asset. We cannot predict how long that would take. Our best guess is that a deal would close in Q2 of 2018.

We will give any further updates and reiterate some of these themes in our Q3 earnings call in mid-November.

Until then, you know where to find us!

Our mailing address is:
Tucows Inc.
96 Mowat Avenue, Toronto, ON, Canada
Toronto, ON M6K 3M1
Canada